UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2012

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.
On September 5, 2012, Blackstone CQP Holdco LP (the "Purchaser") acquired 33,333,334 Class B Units (the "Class B Units") issued by Cheniere Energy Partners, L.P. (the "Partnership") for consideration of $500,000,010, as contemplated by the Unit Purchase Agreement, dated as of May 14, 2012, as amended by a letter agreement, dated August 9, 2012, by and among Cheniere Energy, Inc., the Partnership and the Purchaser.
The issuance of the Class B Units to the Purchaser was made in reliance on an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) and Regulation D thereof.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pursuant to the rights of Cheniere LNG Holdings, LLC under the Third Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC (the "Amended LLC Agreement"), the general partner of the Partnership (the "General Partner"), to appoint certain directors to the Board of Directors of the General Partner (the "Board"), Oliver G. Richard, III, James Robert Ball and H. Davis Thames were appointed to the Board effective as of September 7, 2012. Mr. Richard was appointed to the Audit Committee and the Conflicts Committee of the Board. Messrs. Ball and Thames have not been appointed to any committees of the Board. In connection with the new director appointments and pursuant to the terms of the Amended LLC Agreement, Walter L. Williams, Don A. Turkleson and Robert J. Sutcliffe were removed as members of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

Date: September 11, 2012	By:	CHENIERE ENERGY PARTNERS GP, LLC,
its general partner

	By:	/s/ Meg A. Gentle
	Name:	Meg. A. Gentle
	Title:	Senior Vice President and
Chief Financial Officer